Exhibit (1)(b)

FIRST AMERICAN FUNDS TRUST

AMENDMENT NO. 1 TO THE

DECLARATION OF TRUST

WHEREAS, Section 9 of Article VIII of the Declaration of Trust (the “Declaration of Trust”) of First American Funds Trust (the “Trust”), dated October 12, 2021, authorizes the Trustees of the Trust to amend the Declaration of Trust.

NOW, THEREFORE, The undersigned, being the sole Trustee of the Trust, does hereby certify that he has authorized the following amendment to said Declaration of Trust:

Section 10 of Article VIII is hereby amended to read as follows:

Section 10. Addresses. The address of the Trust is 800 Nicollet Mall, Minneapolis, Minnesota 55402. The address of each of the Trustees is 800 Nicollet Mall, Minneapolis, Minnesota 55402. The name and address of the resident agent of the Trust on the date hereof in the Commonwealth of Massachusetts is CT Corporation, 155 Federal Street #700, Boston, MA 02110. Each Trustee may change his or her principal address, and the Trustees may appoint a new or successor resident agent of the Trust, in each case at any time in his, her or their sole discretion.

The foregoing amendment is effective as of November 4, 2021.

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IN WITNESS WHEREOF, the undersigned has signed this Amendment No. 1 to the Declaration of Trust on November 4, 2021.

/s/ Richard J. Ertel
Richard J. Ertel, Trustee

Registered Agent:	CT Corporation
155 Federal Street #700
Boston, MA 02110